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                                                 EXECUTION COPY
                                                 DECEMBER 27, 1996

                                BUY AND SELL AGREEMENT

    THIS AGREEMENT made as of the 27th day of December, 1996, by and between Busse Broadcasting Corporation, a Delaware corporation (hereinafter referred to as "Seller"), and Winnebago Color Press, Inc., a Wisconsin corporation (hereinafter referred to as "Buyer").

    WHEREAS, Seller is engaged among other things in the printing business in the Menasha, Wisconsin area, operating a business known as Winnebago Color Press whose address is 1233 Midway Road, Menasha, Wisconsin, (hereinafter referred to as "Winnebago"); and

    WHEREAS, Winnebago is not an independent entity but operates as a division of Seller; and

    WHEREAS, Lawrence A. Busse is Chairman of the Board of Directors, President and Secretary of Seller and has been involved in the management of Winnebago since 1987 and is further the President and a stockholder of Buyer; and

    WHEREAS, Seller desires to sell and Buyer desires to buy all of the assets of Winnebago, including real estate, in accordance with the terms of this Agreement;

    NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    CERTAIN DEFINED TERMS. As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

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    1.1  "Closing" or "Date of Closing" shall be defined as the opening of business on December 27, 1996, or such other date as the parties may agree, at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601 at 10:00 a.m.

    1.2 "Inventory" shall mean all products and supplies purchased for resale or internal use as of the Date of Closing and all goods held for resale or internal use at Seller's locations and used in connection with Winnebago being purchased by Buyer or at which Winnebago may have its inventory located at Date of Closing.

    1.3  "Purchased Assets" or "Assets" shall have the meaning set forth in
Section 2.1.

    1.4 "Taxes" shall mean any obligation or liability of either party for their federal, state, local and foreign taxes of any kind including, without limitation, any sales, income, use, franchise or inventory tax or any employment, social security and other taxes withheld from employee salaries and other withholding taxes and obligations including any interest and penalties thereon, for all periods on, before or after the Date of Closing.

    1.5 "To Seller's knowledge" shall mean that actual knowledge, without independent verification, of Lawrence A. Busse, James C. Ryan, George R. Reddin, and Robert Greinert all of whom are present officers and/or employees of Seller and who are engaged in the management of Winnebago.

    1.6 "Intercompany Accounts" shall mean any account receivable owed to Winnebago by any other division of Seller or any subsidiary of Seller or any account payable owed by Winnebago to any subsidiary of Seller or any other division of Seller.

                                      -2-
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                                      ARTICLE II

                         ASSET PURCHASE, STOCK SALE AND SALE

    2.1 ASSETS PURCHASED. Seller agrees to sell, transfer, assign, convey and deliver unto Buyer, and Buyer agrees to acquire and accept as of the Date of Closing, free and clear of and from any and all liabilities, liens, claims and encumbrances, except such as may be assumed by Buyer or allowed to remain as an encumbrance against real estate pursuant to Article III hereof and subject to the terms of this Agreement, all of Seller's right, title and interest in and to all of the assets, properties, privileges, rights, interests and claims, tangible and intangible relating to Winnebago, located at the property shown on Exhibit "A", which Exhibit is hereby incorporated by reference and made a part hereof as if set forth fully herein (all such assets are hereinafter referred to as the "Purchased Assets" or "Assets"):

         (a) All of Seller's right, title, and interest in and to the Inventory and prepaid advertising and/or prepaid expenses based upon generally accepted accounting principles ("GAAP");

         (b) All of Seller's right, title and interest in and to the equipment and machinery on the itemized and attached Exhibit "B", which
              Exhibit is hereby incorporated by reference and made a part hereof as if set forth fully herein;

         (c) All of Seller's right, title and interest in and to the motor vehicles and trucks on the itemized and attached Exhibit "B";

         (d) All of Seller's right, title, and interest, including obligations, in and to the existing Contracts (hereinafter referred to individually and collectively as "Contracts") identified on the itemized and attached Exhibit "C" which is hereby incorporated by reference and made a part hereof as if set forth fully herein;

         (e) All of Seller's right, title and interest, including obligations, in and to the Lease Agreements (hereinafter referred to individually and collectively as "Lease Agreements") identified on the itemized and attached Exhibit "D"

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              which is hereby incorporated by reference and made a part hereof as if set forth fully herein;

         (f) All of Seller's names, trade names, and trademarks relating to Winnebago, including but not limited to the name "Winnebago Color Press";

         (g) All of Seller's, right, title and interest in and to their customer lists, phone numbers, business records and goodwill relating to Winnebago;

         (h) All of Seller's right, title and interest in and to the fixtures on the purchased and/or leased premises relating to Winnebago;

         (i) All of Seller's right, title and interest in and to the real estate identified on the attached Exhibit "A";

         (j) All other assets, including but not limited to, accounts receivable, (except Intercompany Accounts receivable) of Seller, not specifically listed herein, and used in the operation of Winnebago.

    All of the Purchased Assets are purchased "as is" except as provided in this Agreement. Buyer is not relying on any representations and warranties which are not contained in the Agreement except as specifically modified in this Agreement. Buyer acknowledges that its President and a stockholder, Lawrence A. Busse, is Chairman of the Board of Directors, President and Secretary of Seller and has been involved in the management of Winnebago since 1987. Buyer further acknowledges and represents that it has conducted its own investigation of the Purchased Assets, Seller's obligations and liabilities with respect to Winnebago, Seller's business operations and all other matters Buyer has determined to be worthy of its investigation. To the extent not specifically warranted by Seller in this Agreement, Buyer is relying solely on its own investigation and not on any representation or warranty of Seller, their agents, attorneys or accountants.

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    EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO, AND THE BUYER
RECEIVES NO, OTHER WARRANTY, EXPRESS OR IMPLIED.  ANY WARRANTY OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED.

    2.2 ASSETS EXCLUDED. Seller shall not sell, transfer, assign, convey, or deliver unto to Buyer and Buyer acknowledges that it is not purchasing any Intercompany Accounts as shown on its Closing Balance Sheet.

    2.3 PURCHASE PRICE. Subject to the terms and conditions of this Agreement and any adjustments to be made pursuant to the terms of this Agreement, the total purchase price for the Purchased Assets shall be the sum of $3.225 million plus any additional sum required to be paid by Buyer to Seller pursuant to
Section 2.6(b) of this Agreement plus the assumption of the liabilities and obligations of Seller's Winnebago operation in accordance with Sections 3.1 and
3.2 of this Agreement. It is agreed between the parties that the purchase price shall be allocated as itemized and attached on Exhibit "F" which is hereby incorporated by reference and made a part hereof as if set forth fully herein.

    2.4 PAYMENT OF PURCHASE PRICE. The Purchase Price for the Purchased Assets shall be paid, in cash, on the Date of Closing in U.S. funds by wire transfer pursuant to Seller's instructions or as otherwise agreed between the parties.

    2.5 ASSIGNMENT OF CONTRACTS AND RIGHTS. Seller shall use its good faith efforts to obtain, on or before the Date of Closing, the required consents of any third party to the assignment of any Contracts or Lease Agreements hereunder from Seller to Buyer. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an

                                      -5-

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agreement arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of either Buyer or Seller or subject either to claims or litigation. Notwithstanding the failure of Seller to obtain any such third party consents by the Date of Closing, Buyer and Seller shall nevertheless close this transaction, provided that if the required consent is set forth on Exhibit "G" thereof, the Date of Closing shall be extended until the first business day after the receipt by Seller of such consent.

    2.6 PRORATIONS/ADJUSTMENT OF PURCHASE PRICE. At, or subsequent to, the Date of Closing, the following shall occur:

         (a) There shall be no specific proration of any insurance premiums, excises, payrolls, vacation, sick leave, power and utility charges, real or personal property tax, or any other similar item. The parties acknowledge that said items are being shown as current assets or current liabilities, as defined in this Agreement, on Seller's balance sheet prepared and dated as of the Closing Date (the "Closing Balance Sheet") which items shall be prorated and utilized in the determination of values to be established pursuant to Section 9.1(h) of this Agreement.

         (b) Within sixty (60) days following the Closing Date, Buyer shall cause to be delivered to Seller a balance sheet of Winnebago, as of the Closing Date, prepared in a manner consistent with the prior business practices of Winnebago and in accordance with generally accepted accounting principles. To the extent requested by Buyer, Seller shall, prior to the delivery of the closing balance sheet, make available to Buyer and Buyer's accountants such of the books and records in their possession as shall be reasonably necessary for the preparation of the closing balance sheet. During normal business hours and upon reasonable notice from Seller, (A) Seller's accountants may participate in and observe the preparation of the closing balance sheet; provided that such participation and observation does not unreasonably interfere with or delay the preparation of the closing balance sheet and (B) Buyer shall make all of its work papers and other relevant documents in connection with the preparation of the closing balance sheet available to Seller and Seller's accountants and shall make the persons in charge of the preparation of the closing balance sheet available for reasonable inquiry by Seller and Seller's accountants. If

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              Seller fails to timely notify Buyer of its disagreement with the current assets and current liabilities, as defined in this Agreement, of Winnebago set forth on the closing balance sheet in accordance with the first sentence of the next succeeding paragraph, the current assets and current liabilities of Winnebago set forth on the closing balance sheet shall be final and binding on the parties hereto for purposes of this Section.

              Seller shall notify Buyer in writing within 15 days following receipt of the closing balance sheet if it does not agree with the current assets and current liabilities of Winnebago set forth therein, in which case Seller and Buyer will use good faith efforts during the 15-day period following the date of such written notice to resolve any differences they may have as to the current assets and current liabilities of Winnebago as of the Closing Date. Such written notice will identify with specificity the calculations with which Seller disagrees or other bases for
              such disagreement.   If Seller and Buyer cannot reach agreement
              during such 15-day period, their disagreements shall be promptly submitted to an independent, nationally recognized public accounting firm jointly selected by Seller's accountants and Buyer's accountants (the "Independent Accountant"), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and based thereon and having due regard for consistency with the prior balance sheets prepared by Seller in the 24 month period prior to the Closing Date, shall determine the current assets and current liabilities of Winnebago as of the Closing Date. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Seller and Buyer have not reached agreement pursuant to the preceding sentence. The Independent Accountant's determination of the current assets and current liabilities of Winnebago as of the Closing Date, which shall be completed as promptly as practicable but in no event later than 10 business days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, the parties hereto for purposes of this Section. The amount, if any, by which the current assets of Winnebago set forth on the Closing Balance Sheet exceed the current liabilities of Winnebago set forth on the Closing Balance Sheet is referred to herein as the "Net Working Capital".

              To the extent that the Net Working Capital exceeds the sum of $1.5 million, then Buyer shall, within (i) 10 business days after the agreement of the Buyer and Seller with regard to the final purchase price or, if applicable, the determination of the independent accountant as described in this Section 2.6(b), or
              (ii) within 90 days of the date of closing, whichever shall occur earlier, pay such amount to Seller.

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              The fees of and expenses incurred by Seller's accountants in connection with the determination of the closing balance sheet shall be paid by Seller. The fees of and expenses incurred by Buyer's accountants in connection with the determination of the closing balance sheet shall be paid by Buyer. The fees and expenses of the Independent Accountant shall be shared equally by Seller and Buyer.

    2.7 DEPOSITS AND PREPAYMENTS. Buyer shall agree to honor all deposits and prepayments, issued or held by Seller prior to the Date of Closing; provided, however, that all deposits and prepayments issued or held shall be paid to Buyer by Seller at Closing. Buyer shall also agree to honor all prepaid advertising agreements issued to or held by Seller prior to the Date of Closing.

                                     ARTICLE III

                              ASSUMPTION OF OBLIGATIONS

    3.1 ASSUMPTION OF OBLIGATIONS. Buyer shall assume all liabilities and obligations of Seller with respect to Winnebago, including obligations under customer orders and obligations to purchase inventory and for the purchase of equipment, and liabilities under the Winnebago Profit Sharing and Savings Plan, except those liabilities not assumed as stated in Section 3.2 hereof. Buyer hereby specifically assumes the employment agreement between Seller and Robert Greinert and the severance benefit agreement between Seller and George R. Reddin.

    3.2 LIABILITIES NOT ASSUMED. Buyer shall not assume or be bound by any obligations or liabilities of Seller that do not relate to Winnebago. In addition, Buyer shall not assume the following obligations or liabilities as they relate to Winnebago, if any:

         (a) any obligation or liability of Seller for Taxes and/or assessments for all periods that have accrued as of the Date of Closing except as shown on

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              the Closing Balance Sheet as a current liability per GAAP or which arise from or grow out of the sale of the business;

         (b) any obligation or liability arising from existing litigation or claims, if any, or litigation arising out of an occurrence or event, whether known or unknown, happening before the Date of Closing;

         (c) any obligation or liability arising from Seller's failure to perform any of their agreements contained herein or incurred by Seller in connection with the consummation of the transactions contemplated hereby including, but not limited to, leases, sign leases or franchise agreements;

         (d) any expenses or taxes of Seller incurred in connection with the sale contemplated by this Agreement;

         (e) any liability or obligation under any federal, state or local law, regulation, rule, order, or administrative or judicial determination, including any of the foregoing relating to anti-trust, trade regulation, civil rights, employment practices or health and safety standards applicable to employees, which liability or obligation arises or results from any act, omission or event prior to the Date of Closing by or on behalf of Seller or by reason of the ownership or operation by or on behalf of Seller of the Purchased Assets before the Date of Closing;

         (f) any brokerage or finder's fee payable in connection with the transactions contemplated hereby if any such fee is determined to be due and owing as a result of this sale;

         (g) any obligation or liability arising out of or related to claims made before or after the Date of Closing for personal injuries, property damages or consequential damages, which obligation or liability arises from or results from Seller's business, condition or operation of the Purchased Assets or otherwise before the Date of Closing.

         (h) any purchase money obligations, any obligations secured by any real or personal property or any Intercompany Accounts.

                                      ARTICLE IV

                                       CLOSING

    4.1 DELIVERY. At Closing, Seller shall deliver to Buyer deeds, bills of sale, contracts, leases, assignments, certificate of titles, endorsements, and other good and sufficient

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instruments of transfer and conveyance as shall be necessary and legally sufficient in the reasonable opinion of Buyer's counsel to fully effectuate the sale, assignment and transfer of the Purchased Assets as contemplated herein. Buyer shall deliver to Seller such assumptions or other instruments as may be necessary or appropriate in the reasonable opinion of Seller's counsel to affect the assumption by Buyer of the obligations and liabilities to be assumed by Buyer under this Agreement. Buyer shall deliver to Seller and Seller shall deliver to Buyer all certificates and other documents required by Sections 5.1 and 6.1 of this Agreement.

    4.2 CLOSING INFORMATION/DOCUMENTATION. At Closing, Seller shall provide Buyer with all current inquiries, communications and orders relating to the Purchased Assets. Further, at Closing, Seller will provide Buyer, unless otherwise provided in this Agreement, with copies of all original Contracts, Lease Agreements, or other agreements assumed by Buyer pursuant to this Agreement, if any.
                                      ARTICLE V

                             CONDITIONS PRECEDENT--SELLER

    5.1 CONDITIONS PRECEDENT--SELLER. All obligations of Buyer under this Agreement are subject to the fulfillment by Seller of each of the following conditions precedent on or before the Date of Closing:

         (a) That all of Seller's representations and warranties contained in this Agreement are materially true and correct as of the Date of Closing.

         (b) That Seller has, in all material respects, complied with and performed all agreements and conditions required by this Agreement to be performed or complied with by Seller and not waived in writing by Buyer.

         (c) That Seller has delivered to Buyer properly executed instruments of conveyance of all Assets and assignment of all agreements, subject to Article II hereof.

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         (d)  That Seller has delivered to Buyer an opinion of its attorney dated the Date of Closing, satisfactory to Buyer's counsel, that:

                   (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted and to own and operate their properties, Assets and businesses; and,

                 (ii) All corporate and other proceedings required to be taken by Seller to authorize and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken; the execution and delivery of this Agreement by Seller and their performance of the transactions contemplated hereby will not result in the breach of any terms or conditions of or constitute a default under or violate as the case may be any of Seller's articles of incorporation or bylaws, or insofar as such counsel is aware, any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to or by which Seller is bound or to which any of Seller's Purchased Assets are subject; insofar as such counsel is aware, all requisite consents of third parties to any action to be taken by Seller hereunder, including the sale, transfer or assignment of any asset or agreement, have been obtained subject to the conditions of Article II of this Agreement; to the best of its knowledge when closed and consummated in accordance with the provisions of this Agreement, the transactions contemplated by this Agreement will transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets, subject to the terms of this Agreement and, that this Agreement is a valid and binding obligation of Seller in accordance with their terms;

                (iii) Insofar as counsel is aware, there are no actions, suits, proceedings or investigations, administrative or judicial, pending or threatened against or affecting Seller which involve the possibility of any lien being validly attached to any Purchased Assets to be transferred or sold hereunder; and

         (e) That Seller has delivered to Buyer a certified copy of the resolutions duly adopted by Seller's board of directors, certified by Seller's secretary or assistant secretary, which approved the execution, delivery and consummation of this Agreement and all related documents by Seller.

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         (f)  That to Seller's knowledge, Seller has all licenses, grants, permits and government approvals and registrations required to operate and conduct the business of Winnebago prior to the Date of Closing.

         (g) That Seller has provided a certificate that to Seller's knowledge, all of Seller's representations and warranties under this Agreement are true and correct as of Date of Closing.

         (h) That Seller has provided a commitment for title insurance in the amount as determined by Buyer for real estate parcels and improvements, all described on Exhibit "A" continued through Date of Closing, showing merchantable title in Seller in conformity with this Agreement, Wisconsin law and title standards free and clear of liens and encumbrances excepting municipal and zoning ordinances, recorded easements for public utilities serving the real estate, recorded building and use restrictions and covenants, and general taxes levied in the year of Closing. The cost of said commitment shall be paid equally by Buyer and Seller.

         (i) That Seller shall, to the extent they are reasonably and presently available, furnish to Buyer the following with respect to Winnebago:

                   (i) Results of any soil boring tests and samples and/or engineering reports reflecting the suitability of the soils affecting the Purchased Assets;

                 (ii) Copies of all Wisconsin Department of Natural Resources permits (WDNR) and an other correspondence from the WDNR regarding the Purchased Assets and any other reports or correspondence from the Wisconsin Department of Industry, Labor and Human Relations (DILHR), Environmental Protection Agency (EPA), Army Corps of Engineers (COE) or other governmental agency affecting the Purchased Assets. This includes, but is not limited to, any PECFA correspondence;

                  (iii) A current as built survey of the real estate prepared by a certified land surveyor incorporating all of the improvements on the real estate, along with the legal description to be shown in the title policy to be provided to the Buyer;

                  (iv) All plans, specifications, layouts, engineering designs, topography maps, building plans, reports, aerial photographs or any other documentation and reports regarding the Purchased Assets;

                                      -12-
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                   (v)  Copies of any correspondence regarding connection to a municipal sewer system and water system for the Purchased Assets. Any inspections or reports received from any governmental or regulatory authority and Seller's reply to any such correspondence pertaining to the Purchased Assets;

                 (vi) Copies of any other reports and tests Seller have affecting the Purchased Assets;

                 (vii) A current list of all equipment, vehicles, supplies, inventory parts, and personal property, etc., owned by the Seller and used in connection with the maintenance and operation of the Purchased Assets and improvements thereon, all which are included in the sale of the Purchased Assets, and all of which assets are to be transferred free and clear of all liens or encumbrances;

                (viii) A list of all leased equipment, copies of all leases regarding the leased equipment, any other leases of any kind and nature affecting the Purchased Assets or the use of the Purchased Assets in any respect. Also, a complete description of any and all oral agreements affecting the Purchased Assets or operations on said Purchased Assets;

                 (ix) Copies of all contracts and service agreements affecting the Purchased Assets such as electric, gas, laundry, cable TV, pest control, trash disposal, maintenance, snow removal, lawn maintenance, sewer system maintenance, water system maintenance, any well water testing, easement agreements, license agreements, etc.; and

         (j) That Seller has executed and delivered all documents as required under Article VII.

         (k) That Seller has delivered to Buyer, certified by Seller's assistant secretary, (i) a copy of resolutions duly adopted by Seller's board of directors (A) waiving any conflict of interest that may exist as a result of Lawrence A. Busse, a stockholder and President of Buyer, serving as Chairman of the Board of Directors and President of Seller, (B) stating that the material facts of the transaction contemplated by this Agreement and the interest of Buyer were disclosed and were known to the board of directors and (C) stating that the transaction contemplated by this Agreement is fair to the Seller, and (ii) a copy of resolutions duly adopted by the stockholders of Seller, (A) acknowledging that Lawrence A. Busse is a stockholder and President of Buyer and serves as Chairman of the Board of Directors and

              President of Seller, (B) resolving that the transaction is in the best interests of Seller, and (C) approving the execution and delivery of this Agreement and the transactions contemplated hereby.

         (l) That Seller has provided a certificate, as of the Date of Closing, that to the best of their knowledge, the current assets of Winnebago, as defined by generally accepted accounting principles, less the current liabilities, as defined by generally accepted accounting principles, is not less than $1,475,000.00 and that the current assets include not less than $275,000.00 of cash.

         (m) That Seller has provided to Lawrence A. Busse a release from any covenant not to compete or restriction which would prohibit or otherwise impair, in any fashion, Buyer's ability to own, operate, manage, or otherwise be involved in the day-to-day operation of the business of Winnebago.

         (n) That Seller has obtained an opinion, from an investment bank of Seller's choosing, as to the fairness, from a financial point of view, to the Seller of the consideration to be received by the Seller in connection with the sale of the assets to the Buyer.

         (o) Seller shall have received instruments releasing any and all liens, mortgages, pledges and encumbrances relating to the Purchased Assets and arising under or relating to the Indenture dated as of October 26, 1995 between Seller and Fleet National Bank.

                                      ARTICLE VI

                             CONDITIONS PRECEDENT--BUYER

    6.1 CONDITIONS PRECEDENT--BUYER. All obligations of Seller under this Agreement are subject to the fulfillment by Buyer of each of the following conditions precedent on or before the Date of Closing:

         (a) That all of Buyer's representations and warranties contained in this Agreement are materially true and correct as of the Date of Closing;

         (b) That Buyer has, in all material respects, complied with and performed all agreements and conditions required by this Agreement to be performed or complied with by Buyer and not waived in writing by Seller;

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         (c)  That Buyer has delivered to Seller an opinion of its attorney dated the Date of Closing, satisfactory to Seller's counsel, that:

                   (i) Buyer is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full power and authority to carry on its business as now conducted and to own and operate its properties, Assets and businesses; and,

                 (ii) All actions and other proceedings required to be taken by Buyer to authorize and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken; to the best of its knowledge the execution and delivery of this Agreement by Buyer and its performance of the transactions contemplated hereby will not result in the breach of any terms or conditions of or, constitute a default under or violate as the case may be any of Buyer's articles of organization or bylaws, or insofar as such counsel is aware, any material agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, oral or written, to or by which Buyer is bound and, that this Agreement is a valid and binding obligation of Buyer in accordance with its terms; and

                (iii) Insofar as such counsel is aware there are no actions, suits, proceedings or investigations, administrative or judicial, pending or threatened against or affecting Buyer; and

         (d) That Buyer has delivered to Seller a certified copy of the resolutions duly adopted by Buyer's board of directors, certified by Buyer's secretary or assistant secretary, which approve the execution, delivery and consummation of this Agreement and all related documents with Seller;

         (e) That Buyer has provided any and all documents needed to comply with any and all requirements imposed by federal, state and local law, rule or ordinance necessary to authorize and validate this sale;

         (f) Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act of the State of Wisconsin;

         (g) That Buyer has provided a certificate that all of Buyer's representations and warranties under this Agreement are true and correct as of Date of Closing.

         (h) That Buyer has executed and delivered all documents as required under Article VIII.

         (i) Lawrence A. Busse, as President of Seller and as President of Buyer, has provided to Seller a certificate that, to the best of his knowledge, Seller does not have any obligations or liabilities under subsections (b), (e), (f) or (g) of Section 3.2 and to the best of his knowledge, the representations and warranties set forth in subsections (e), (g), (i), (j), (k), (m),
              (n), (o), (p), (q), (s), (t) or (u) of Section 9.1 of this Agreement are true and correct.

         (j) That Seller has obtained an opinion, from an investment bank of Seller's choosing, as to the fairness, from a financial point of view, to the Seller of the consideration to be received by the Seller in connection with the sale of the assets to the Buyer.

         (k) Seller shall have received instruments releasing any and all liens, mortgages, pledges and encumbrances relating to the Purchased Assets and arising under or relating to the Indenture dated as of October 26, 1995 between Seller and Fleet National Bank.

                                     ARTICLE VII

                    DOCUMENTS TO BE DELIVERED AT CLOSING BY SELLER

    Seller agrees to deliver the following documents as approved by Buyer's counsel at Closing:

    7.1 All instruments of conveyance for the assets to be purchased herein including, but not limited to, bills of sale, warranty deeds, assignment of contracts, franchise agreements and leases and any vehicle titles or similar documents necessary for transfer and all transfer fees, sales taxes and vehicle transfer fees.

    7.2 Commitments for title insurance in the amount as determined by Buyer pursuant to Section 5.1(h) and all documents necessary to allow title company to issue a title policy showing title vested as set forth on Exhibit "A" free of all liens and encumbrances.

    7.3  Seller's opinion of counsel pursuant to 5.1(d).

    7.4 Survey of all property purchased by Buyer and blueprints in Seller's possession, if any, for all improvements.

                                     ARTICLE VIII

                    DOCUMENTS TO BE DELIVERED AT CLOSING BY BUYER

    Buyer agrees to deliver the following documents as approved by Seller's counsel at Closing:

    8.1  Opinion letter of Buyer's counsel pursuant to 6.1(c).

    8.2 Certified resolutions approving transaction by board of directors of Buyer.

    8.3 Proof of wire transfer satisfactory to Seller as required pursuant to 2.4.

    8.4 Buyer will execute the Seller's letter to Wisconsin Department of Revenue requesting clearance certificate for sales tax liability.

                                      ARTICLE IX

                            REPRESENTATIONS AND WARRANTIES

    9.1 REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants as of the date of the execution of this Agreement and as of the Date of Closing as follows:

         (a) ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that the Seller has filed all documents necessary to allow it to transact business in the State of Wisconsin and any other state where it may be so required for the Winnebago business, and has full power and authority to carry on its business as now conducted and to own or lease and to operate its properties, Assets and business except where failure to do so would have no material adverse effect on Winnebago.

         (b) CORPORATE AUTHORITY. All corporate and other proceedings required to be taken by Seller to authorize and carry out this Agreement and the transactions contemplated hereby have been duly and properly taken and this Agreement and the instruments executed and delivered to Buyer are binding upon and enforceable against Seller in accordance with their terms.

         (c) ACCURACY OF EQUIPMENT LISTING. That the list of Purchased Assets on Exhibits "A" and "B" is materially accurate and have been used by Seller in the operation of Winnebago.

         (d) TITLE TO ASSETS. The Seller, as of Closing, will own outright, and will have good and marketable title to, all of the Purchased Assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and other encumbrances of any nature whatsoever except as to those to be satisfied out of the proceeds of the sale and except as to those whose liability is being assumed by Buyer;

         (e) ASSETS OF SELLER. The assets of Seller which are being sold hereunder have been maintained in accordance with Seller's past practices and Seller has received no notice of any violation of applicable zoning and other laws, ordinances and regulations, including, but not limited, to the Federal Occupational Safety and Health Act. All equipment and machinery has been and will be maintained in the normal and customary course to the Date of Closing.

         (f) VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement nor the consummation of the transaction provided herein will constitute a violation of applicable law or a violation or a breach of Seller's articles of incorporation or bylaws, or any provision of any contract or other instrument to which any Seller is a party or by which it is bound, or to Seller's knowledge, any statute, rule, or regulation of any court or governmental agency, or any statute, rule or regulation applicable to it, or constitute a default (or would with the passage of time or the giving of notice, or both constitute a default) under any contract, agreement or instrument to which any Seller is a party or by which any Seller is bound.

         (g) LITIGATION. To Seller's knowledge, there are no actions, suits, proceedings, arbitrations or investigations, administrative or judicial, pending or threatened or that there is any basis for asserting against or affecting Seller which involve the possibility of any judgment or imposition of liability against Seller that would constitute a lien on the Purchased Assets transferred and sold by Seller hereunder. To Seller's knowledge no action, suit or proceeding has been instituted before a court or governmental agency threatening to restrain or prevent the carrying out of the transactions contemplated hereby.

         (h) FINANCIAL STATEMENTS. Prior to the execution of this Agreement, Seller has furnished to Buyer combined financial statements and other financial history of Winnebago. Seller, to Seller's knowledge, represents and warrants to Buyer that all said financial information is true and accurate in all material respects and prepared in accordance with GAAP applicable to operating divisions of a legal entity.

              That, as of the Date of Closing, the current assets, as defined by generally accepted accounting principles, less the current liabilities, as defined by generally accepted accounting principles (excluding purchase money obligations and Intercompany Accounts, if any) shall be not less than $1,475,000.00 and further that the current assets shall include not less than $275,000.00 of cash.

         (i) CHANGES IN BUSINESS. Since December 1, 1996, there have been no material changes in the condition (financial or otherwise), assets, liabilities or business of Winnebago, other than changes in the ordinary course of business, which would materially have been adverse to Seller, individually or in the aggregate, and to Seller's knowledge and belief there have been no casualties, damage, destruction or loss materially adversely affecting the business or prospects, or any of the property of Winnebago, strike, lock-out, labor dispute, labor litigation, labor practice claim, grievance, other labor stoppage or other shut-down of operations affecting Winnebago, or government investigation or shut-down of Winnebago. Seller shall, up to and including the day of closing, make no change in the December 1, 1996 balance sheet of Winnebago without the express written approval of Buyer.
              Since December 1, 1996, Seller has operated the business of Winnebago in the ordinary and regular course and no purchases of inventory or other prepaid expenses have occurred outside the usual and ordinary course of business.

         (j) LICENSES, PERMITS AND REGISTRATIONS. To Seller's knowledge, Winnebago has all necessary permits, licenses and registrations to carry on its business as of the Date of Closing. Winnebago, to Seller's knowledge, has not conducted its business in any material violation of any applicable law, regulation or ordinance or infringed on any patent or copyright in the conduct of its business; and no business service, arrangement or source of supply necessary for the continuing conduct of Winnebago in the manner heretofore conducted is being interrupted or is threatened with interruption in any material respect. Seller has made no contracts not in the ordinary course of business which would affect the business of Seller to be transferred.

         (k) UNION AGREEMENTS. There are no union contracts in effect at Winnebago. There are no pending remedial obligations such as, but not limited to, reinstatement, promotion, back pay, etc., stemming from an unfair labor practice charge or other proceeding which may accrue up to the Date of Closing.

         (l) PROFIT SHARING PLAN. Seller's profit sharing plan for Winnebago is fully funded or will be funded by the Date of Closing, and no other deferred benefit plans exist for the benefit of Seller's employees. No unfunded liability exists, said plan is in material compliance with all federal and state laws, and Seller has funded or contributed to said plans for 1995 and, has done or will do so for 1996 on the same basis as shown by their historical practices.

         (m) EMPLOYMENT OF EMPLOYEES. Seller has made no representations nor will make any representations to the employees of Winnebago which would change such employees' status of employment under the Buyer's operation to anything other than employees at will other than employment contracts assumed by Buyer nor has there been any substantial change in any employment relationship with any employee other than in the ordinary course of business.

         (n)  ENVIRONMENTAL MATTERS.

             1. To Seller's knowledge, Seller, with respect to Winnebago, has not received any written notice of violations or liabilities arising under any federal, state or local laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste in abient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (collectively, "Environmental and Safety Requirements").

             2. To Seller's knowledge, the Seller, with respect to Winnebago, is in compliance with all the terms of Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have a material adverse effect on the business, financial condition or operating results of the Seller's Winnebago operation.

             3. This Section 9.1(n) constitutes the sole and exclusive representation and warranty of the Seller with respect to Environmental and Safety Requirements and all other environmental matters.

         (o) LABOR DISPUTES. No labor disputes have been initiated, or to Seller's knowledge, threatened or are presently pending against Seller's Winnebago operations.

         (p) OBLIGATIONS ASSUMED. All of the obligations of Seller to be assumed by Buyer are valid and enforceable and are current and not in default, except those subject to a good faith dispute and shown as current liabilities on the Closing Balance Sheet, and Seller has received no notice of default or any deficiency relating to any such obligation to be assumed.

         (q) PATENTS, TRADE MARKS AND TRADE NAMES. To Seller's knowledge, Seller has had no notice of any suit or threat of suit alleging that Seller, as it relates to Winnebago, has infringed any franchise agreements, patent, patent application, trade mark, copy right or trade name, licenses thereof, owned by any other person, firm or corporation.

         (r) TAX MATTERS. The Seller has filed or caused to be filed all federal and state tax returns which, to the best of the knowledge of Seller's officers, are due and required to be filed and have paid or cause to be paid all Taxes as shown on such returns or any assessments received by Seller to the extent that such Taxes have become due. To Seller's knowledge, neither the Internal Revenue Service nor any State has either assessed nor alleged any deficiency with respect to any Taxes of any kind.

         (s) SELLER'S VENDORS AND CUSTOMERS. To Seller's knowledge there is no dispute, conflict or problem of any kind with any of their current contract vendors or major customers of Winnebago which would be materially adverse to Buyer.

         (t) REAL ESTATE ZONING. All real estate shown on Exhibit A is zoned or operating under a conditional use permit for the business for which it is currently being utilized.

         (u) CONDITION OF REAL ESTATE. To Seller's knowledge there is no (1) planned or commercial public improvement which may result in special assessments or otherwise materially affect any real estate being sold to Buyer by Seller; (2) government agency or court requiring repair, alteration or correction of any existing condition of said real estate; and (3) wet land and shore land regulations affecting said real estate. That the present use of said real estate is a permitted use or a legal non-conforming use which will not be affected by the consummation of this transaction.

         (v) EXTENT OF ASSETS. That the Purchased Assets are not all or substantially all of Seller's assets.

    9.2 REPRESENTATIONS AND WARRANTIES BY BUYER. Buyer represents and warrants as of the date of the execution of this Agreement and as of the Date of Closing as follows:

         (a) ORGANIZATION AND GOOD STANDING. Buyer is a corporation, is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full power and authority to carry on its business as now conducted and to own or lease and to operate its properties, assets and business.

         (b) AUTHORITY. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms.

         (c) VALIDITY OF CONTEMPLATED TRANSACTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided herein will constitute a violation of applicable law or a violation or breach of Buyer's articles of organization or bylaws, or any provision of any contract or other instrument to which the Buyer is a party or by which it is bound, or any order, writ, injunction or decree of any court or governmental agency, or any statute, rule or regulation applicable to their, or constitute a default (or would with the passage of time or the giving of notice, or both constitute a default) under any contract, agreement or instrument to which Buyer is a party or by which it is bound.

         (d) LITIGATION. That no action, suit or proceeding has been instituted before a court or governmental agency threatening to restrain or prevent the carrying out of the transactions contemplated hereby.

                                      ARTICLE X

                                  SELLER'S EMPLOYEES

    10.1 RETENTION OF KEY EMPLOYEES FOR SECURITY. Buyer agrees to hire as at will employees substantially all of the affected employees of Seller as defined in Wis. Stats. sec. 109.07(6)(a) with not more than a six (6) month break in employment. The provision for employees in this paragraph is for the benefit of the parties hereto and will not create any rights in any employee.

                                      ARTICLE XI

                                   INDEMNIFICATION

    11.1 INDEMNIFICATION - SELLER. Seller, with respect to the individual assets being sold to Buyer, to the extent not disclosed, agrees to indemnify and hold Buyer, its officers, directors, members and shareholders harmless against and in respect of (i) all obligations and liabilities of Seller whether accrued, absolute, fixed, contingent or otherwise, as of the Date of Closing not expressly assumed by Buyer pursuant to this Agreement, (ii) any claim, liability or damage incurred or sustained by Buyer as a result of any inaccuracy of or breach by Seller in any respect of any of their representations, warranties or obligations, or any breach of or failure by Seller to perform in any respect any of their covenants contained herein, or in certificates, or other documents delivered hereunder or pursuant hereto, for a period of one year from the Date of Closing; and (iii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with any third party action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 11.1 provided, however, that in no event shall the Seller be liable for payment of any damages or indemnification in an aggregate in excess of the aggregate amount actually received by Seller from Buyer under this Agreement.

    11.2 INDEMNIFICATION - BUYER. Buyer agrees to indemnify and hold Seller, their officers, directors and shareholders harmless against and in respect of
(i) all obligations and liabilities of Seller expressly assumed by Buyer pursuant to this Agreement including but not limited to Section 2.1; (ii) any claim, liability or damage incurred or sustained by Seller as a result of any inaccuracy of or breach by Buyer in any material respect of any of its representations and warranties, or any breach of or failure by Buyer to perform in any material respect any of its covenants contained herein, or in certificates, or other documents delivered hereunder or pursuant hereto, for a period of one year from the Date of Closing; (iii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any third party action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 11.2; and (iv) any claim by a third party (other than the parties hereto) arising from the use of the Purchased Assets after the Date of Closing including claims by third parties for injuries or occurrences after the Date of Closing which allege an act of negligence by Seller prior to the Date of Closing such as, as an illustration, a claim for an injury suffered after the Date of Closing alleging that Seller negligently designed or constructed the Purchased Assets prior to the Date of Closing.

    11.3 INDEMNIFICATION. Notwithstanding anything to the contrary herein, any claim for indemnification by any party against the other party under this
Article XI shall be payable the indemnifying party only in the event that the accumulated amount of the claims in respect of such party's obligation to indemnify shall exceed $50,000.00 in the aggregate.

    11.4 NOTICE.  Promptly after receipt by an indemnified party under this
Article XI of any claim or notice of commencement of action for any liability, claim or damage indemnified hereunder, said indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this
Article XI, notify the indemnifying party in writing of the claim or the commencement of the action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party, except to the extent that the indemnifying party can demonstrate that it is damaged by such failure. If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however that such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Article XI for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's reasonable judgment, it is advisable for the indemnified party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnified party unless such separate representation is required due to a conflict of interest on the part of counsel for the indemnifying party in which case the indemnifying party pays those attorney fees as well; Buyer and Seller each agree to render to each other such assistance and cooperation as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding or to insure the adequate prosecution or defense of any claim or proceeding relating to the Purchased Assets.

                                     ARTICLE XII

                               COVENANT NOT TO COMPETE

    12.1 RELEASE OF BUYER. Incident to the sale of Winnebago, Seller shall release Lawrence A. Busse from any covenant not to compete or restriction that may exist in any agreement between Seller and Lawrence A. Busse as it may relate to Lawrence A. Busse's inability to compete against Seller in the operation of Winnebago or the printing business. All other terms and conditions of any agreement between Buyer and Seller, relating to any covenant not to compete or restriction shall remain in full force and effect.

                                     ARTICLE XIII

                                  RIGHT TO USE NAME

    13.1 NAME/TRADE NAME. As part of the Purchased Assets herein, Seller hereby sells, assigns and transfers to Buyer all of its right, title and interest in and to the name "Winnebago Color Press", and any and all trade names and trademarks relating to the Purchased Assets listed on Exhibit "E". Seller agrees to execute and provide Buyer with such legal documentation as is reasonably necessary in Buyer's attorney's opinion to effect this transfer and to allow Buyer to use and register said names, trade names and trademarks. Seller agrees not to use or employ the name "Winnebago Color Press" or any derivative thereof after the Date of Closing.

                                     ARTICLE XIV

                                         TAX

    14.1 SALES TAX. Buyer understands that Seller will attempt to qualify the sale of assets hereunder as an "occasional sale" as defined under Chapter 77 of the Wisconsin Statutes. Seller shall be solely responsible for the payment of any and all sales tax due as a result of the sale of the Purchased Assets from Seller to Buyer and Buyer shall be held harmless therefrom.

    14.2 SUCCESSOR. Buyer shall, at Buyer's sole option, be deemed a successor of Seller for purposes of any state and/or federal tax withholding funds and/or state unemployment compensation accounts.

                                      ARTICLE XV

                                  GENERAL PROVISIONS

    15.1 NO BROKERAGE. Seller and Buyer each represent to the other that no broker or agent was involved in this transaction.

    15.2 COSTS. Each party shall pay their own attorney's fees, accounting fees, costs and expenses, including Taxes, incident to the preparation and carrying out of this Agreement, regardless of whether or not this Agreement is effectuated.

    15.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and may be amended or modified only in writing signed by both parties. Each party acknowledges to the other that no representations, warranties or other undertakings have been made or relied upon in connection with the subject matter hereof except such as are incorporated herein. This Agreement supersedes the Letter of Intent dated November 25, 1996, and the Letter of Intent is revoked and is of no further force or effect.

    15.4 BINDING EFFECT. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the legal representatives and assigns and successors of the parties.

    15.5 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed and interpreted by the laws of the State of Wisconsin. The invalidity of any provisions herein shall not affect the validity of the remainder of the Agreement or the remaining provisions hereof. The failure of any party to enforce any provision herein shall not constitute a waiver of that or any provision contained in this Agreement.

    15.6 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

    15.7 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    15.8 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by Federal Express or other comparable nationally recognized courier service (receipt requested). Notices shall be sent as follows:

         To Seller:

              James C. Ryan
              Busse Broadcasting Corporation
              141 East Michigan Avenue, Suite 300
              Kalamazoo, Michigan  49007

         Copy to:

              Attorney Charles C. Durante
              Connolly, Bove, Lodge & Hutz
              1220 Market Street
              Post Office Box 2207
              Wilmington, DE  19899

              Telephone:  302-656-9141
              Facsimile:  302-658-5614

              Steven J. Gavin
              Winston & Strawn
              35 West Wacker Drive
              Chicago, IL  60601

              Telephone:  312-558-5600
              Facsimile:  312-558-5700

         To Buyer:

              Lawrence A. Busse
              141 East Michigan Avenue, Suite 300
              Kalamazoo, Michigan  49007

         Copy to:

              Attorney Paul H. Weinke
              Danielson, Guettinger, Richie,
                Manydeeds & Weinke, S.C.
              3410 Oakwood Mall Drive
              Post Office Box 1457
              Eau Claire, WI  54702-1457

              Telephone:  715-832-5777
              Facsimile:  715-832-5799

    15.9 SURVIVABILITY. All of the representations and warranties made in this Agreement shall survive the Closing Date for a period of one year thereafter, at which time all of such representations and warranties shall be extinguished and shall have no further force and effect thereafter.

    15.10 CONFIDENTIAL INFORMATION. All information contained in this Agreement, including all schedules, exhibits, certificates or other documents furnished by Buyer or Seller in connection herewith and all information relating to Buyer or Seller made available to representatives of Buyer or Seller or otherwise obtained from them, except such information which may be obtained by public information or trade sources, or which is in a public domain, shall be treated by Buyer and Seller and their representatives as confidential information. Buyer and Seller and their representatives shall keep confidential, and should not make use of any such confidential information or knowledge acquired in connection with this Agreement, except in the consummation of the transaction contemplated hereby or unless it is necessary for Seller to disclose same in connection with any public filing before any governmental agency.

    15.11 TRANSACTIONS AFTER CLOSING. From time to time at the request of either party, the other party shall execute and deliver such further instruments of assignment, conveyance or transfer and take such action as may reasonably be requested to evidence the assignment, conveyance, transfer and other transactions herein provided for to carry out this Agreement. Specifically, the parties agree to sign any and all documents imposed by federal, state or local law, rule or ordinances necessary to authorize and validate this sale and the transactions herein provided for.

    15.12 TIME. Time is of the essence of this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement unless so stated or unless obviously necessary from the context.

    15.13 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties hereto.

                               [signature page follows]

    EXECUTED as of the date above given.

                             BUSSE BROADCASTING CORPORATION



                             By:  /S/ JAMES C. RYAN
                                 ------------------------------------
                                  James C. Ryan, Assistant Secretary
                                  & Treasurer


                             WINNEBAGO COLOR PRESS, INC.



                             By:  /S/ LAWRENCE A. BUSSE
                                 ------------------------------------
                                  Lawrence A. Busse, President

This Agreement drafted by:

Attorney Paul H. Weinke
Danielson, Guettinger, Richie,
  Manydeeds & Weinke, S.C.
3410 Oakwood Mall Drive
Post Office Box 1457
Eau Claire, WI  54702-1457
(715) 832-5777